Exhibit 99.3

LIBERTY LATIN AMERICA LTD.

FORM OF NOTICE TO CLIENTS OF RIGHTS HOLDERS WHO ARE ACTING AS NOMINEES

Up to 49,019,607 Class C Common Shares

Issuable Upon Exercise of Transferable Rights*

Enclosed for your consideration is a prospectus, dated September 10, 2020 (the “Prospectus”), relating to the offering (the “Rights Offering”) by Liberty Latin America Ltd. (the “Company”) of transferable rights to subscribe for the Company’s Class C common shares, par value $0.01 per share (“Class C Common Shares”), by holders of record of the Company’s Class A common shares, par value $0.01 per share (“Class A Common Shares”), Class B common shares, par value $0.01 per share (“Class B Common Shares”), and Class C Common Shares (collectively, the “Record Date Shareholders”) as of 5:00 p.m., New York City time, on September 8, 2020 (the “Record Date”).

Pursuant to the Rights Offering, the Company has issued rights (the “Class C Rights”) to subscribe for up to 49,019,607 Class C Common Shares, on the terms and subject to the conditions described in the Prospectus (plus additional Class C Common Shares which may be issued as a result of rounding fractional Class C Rights up to the nearest whole right as described in the Prospectus). The Class C Rights may be exercised by the holders thereof (the “Rights Holders”) at any time during the subscription period, which commences on September 11, 2020. The Rights Offering will expire at 5:00 p.m., New York City time, on September 25, 2020, unless extended by the Company in its sole discretion (as it may be extended, the “Expiration Time”). The Class C Rights are transferable and will be listed for trading on The Nasdaq Global Select Market under the symbol “LILAR” until the Expiration Time.

As described in the Prospectus, Record Date Shareholders received 0.2690 of a Class C Right for each Class A Common Share, Class B Common Share or Class C Common Share held by such holder on the Record Date. The total number of Class C Rights to be issued to each Record Date Shareholder was rounded up to the nearest whole number (after taking into account the aggregate number of Class C Rights each Record Date Shareholder would otherwise be entitled to receive in respect of the aggregate number of Liberty Latin America Ltd. common shares held of record by such Record Date Shareholder as a result of the Rights Offering). Such rounding was made with respect to each beneficial shareholder. Each whole Class C Right entitles the holder (the “Rights Holder”) to purchase one Class C Common Share, which is referred to as the “Basic Subscription.” The subscription price per share of $7.14 (the “Subscription Price”) is equal to an approximate 25% discount to the volume weighted average trading price of the Class C Common Shares over the three trading day period beginning on August 31, 2020 and ending on (and including) September 3, 2020.

If any Class C Common Shares available for purchase in the Rights Offering are not subscribed for by Rights Holders pursuant to the Basic Subscription (the “Remaining Shares”), a Rights Holder that has exercised fully its Class C Rights pursuant to the Basic Subscription may subscribe for any Remaining Shares that are not otherwise subscribed for by Rights Holders, on the terms and subject to the conditions set forth in the Prospectus, including as to proration.

The Class C Rights will be evidenced by subscription certificates.

Enclosed are copies of the following documents:

1.	Prospectus, dated September 10, 2020; and

2.	Beneficial Owner Election Form.

(*)	Plus additional Class C Common Shares which may be issued as a result of rounding fractional Class C Rights up to the nearest whole right as described in the Prospectus.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF CLASS C RIGHTS CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES OF CLASS C RIGHTS MAY ONLY BE MADE BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, we request instructions as to whether you wish us to elect to subscribe for any Class C Common Shares to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the Prospectus carefully before instructing us to exercise any Class C Rights.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise the Class C Rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire at the Expiration Time. You will have no right to rescind your subscription after receipt of your payment of the Subscription Price or Notice of Guaranteed Delivery, except as described in the Prospectus. Class C Rights not exercised at or prior to the Expiration Time will expire.

If you wish to have us, on your behalf, exercise your Class C Rights for any Class C Common Shares to which you are entitled, please so instruct us by completing, executing and returning to us the Beneficial Owner Election Form included with this letter.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO INNISFREE M&A INCORPORATED, THE INFORMATION AGENT, TOLL-FREE AT THE FOLLOWING TELEPHONE NUMBER: 877-750-8312.

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